MUELLER INDUSTRIES

NYSE: MLI

PIPING SYSTEMS

INDUSTRIAL METALS

CLIMATE PRODUCTS

2019 Annual Report & 2020 Proxy Statement

MUELLER

INDUSTRIES, INC.

RESULTS AT A GLANCE

SUMMARY OF OPERATIONS	2019	2018	2017	2016	2015
(Dollars in thousands except per share data)	($)	($)	($)	($)	($)
Net Sales	2,430,616	2,507,878	2,266,073	2,055,622	2,100,002
Operating income	191,403	172,969	150,807	154,401	138,704
Net income	100,972	104,459	85,598	99,727	87,864
Diluted earnings per share	1.79	1.82	1.49	1.74	1.54
Dividends per share	0.40	0.40	8.40	0.38	0.30

SUMMARY OF CASH FLOW	2019	2018	2017	2016	2015
(Dollars in thousands)	($)	($)	($)	($)	($)
Cash Flow from Operations	200,544	167,892	43,995	157,777	159,609
Capital Expenditures	31,162	38,481	46,131	37,497	28,834
Free-Cash Flow(1)	169,382	129,411	(2,136)	120,280	130,775

SIGNIFICANT YEAR-END DATA	2019	2018	2017	2016	2015
(Dollars in thousands except per share data)	($)	($)	($)	($)	($)
Cash and cash equivalents	97,944	72,616	120,269	351,317	274,844
Total Assets	1,370,940	1,369,549	1,320,173	1,447,476	1,338,801
Total Debt	386,254	496,698	465,072	227,364	216,010
Ratio of current assets to current liabilities	3.0 to 1	3.0 to 1	3.1 to 1	4.1 to 1	3.8 to 1
Book value per share	11.30	9.67	9.03	15.66	14.47

SOLID GROWTH IN OPERATING RESULTS	RETURN ON AVERAGE EQUITY
Adjusted Operating Income CAGR of 10.8% since 2015

2015 -2019 CAPITAL RETURNED TO SHAREHOLDERS	2015 -2019 STRONG 5 YEAR CASH FLOW HISTORY

(1)	Free cash flow is a non-GAAP financial measure which represents cash flow from operations minus capital expenditures. Both cash flow from operations and capital expenditures presented above are as reported in our Annual Report on Form 10-K for the years presented.

(2)	Adjusted operating income and adjusted EBITDA are non-GAAP financial measures which exclude the impact of certain items in order to better reflect the results of ongoing operations. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

MESSAGE FROM OUR CHAIRMAN

GREG CHRISTOPHER

CHAIRMAN AND

CHIEF EXECUTIVE OFFICER

To Our Stockholders:

In 2019, Mueller Industries achieved its second consecutive year of double-digit operating income growth, a solid performance that puts us on track with our ambitious 2024 Strategic Plan. In total, Mueller earned $191.4 million in operating income and generated $200.5 million in cash from operations on the year. Net income for 2019 was $ 101.0 million, declining slightly from the prior year, primarily due to losses incurred related to our Tecumseh investment, which included restructuring charges.

Top-line, net sales ended at $2.4 billion, a 3.1% decline from 2018. Net sales, however, were dragged down by a decline in commodity prices and reduced volumes in our core U.S. tube and brass rod businesses. The average price of copper declined by 7.2% in 2019. Copper is the principal ingredient in products that make up 87% of Mueller’s net sales, and as such, declining copper prices had a predominant impact on net sales. Notwithstanding, our diversification strategy is paying off, as we have benefitted from growth in our value-added products and strategic acquisitions.

“Copper is the principal ingredient in products that make up 87% of Mueller’s net sales”

METAL PRICES

Continuous Improvement in Operations

The majority of our capital spending in 2019 was directed toward the general maintenance of business, as well as environmental, health, and safety initiatives. Such expenditures remain relatively stable and well below depreciation. Investments aimed at reducing costs or increasing capacity, such as evolving automation and new process technologies, remain vitally important, but were much lower in 2019. This spending tends to be more variable — i.e., higher in some years, and lower in others.

We strive to make our workplaces healthier and safer environments for our people and the communities in which we operate. Our safety record has continued to improve, as we reduced the number of accidents per hours worked by 1.7% in 2019. Our incidence rate has now been cut by more than half over the past ten years.

In other encouraging news, our modernization investments in our flagship U.S. operations —our copper tube mill in Fulton, Mississippi, and our brass rod mill in Port Huron, Michigan — are paying off. In addition to improving capacity, cost, yield and quality, we are achieving important environmental benefits. For example, at our copper tube mill in Fulton, where water is a critical component of the production process, our investments have yielded substantial reductions in consumption on a per unit of production basis. Furthermore, at both operations, we have achieved significant reductions in errant emissions, ranging from 10% up to 85% for greenhouse gases and certain contaminants found in scrap, which we recycle to produce the majority of our products.

RECYCLING OF COPPER

At Port Huron, the throughput and yield improvements enabled us to finally complete the consolidation of all brass rod production from two plants into the Port Huron facility during the latter part of 2019.

Capital Allocation

Strong cash generation has long been a hallmark of our financial performance. During the past five years, we have generated $730 million in cash from operations. For each of the past two years, we have achieved considerable growth in free cash flow. As a testament to the prudent and balanced manner in which we deploy cash, we have returned $600 million to our stockholders over the past five years, all while continuing to pay down debt, invest in operations, and fund acquisitions.

Our balance sheet is solid, our debt modest, and we have even more opportunities to improve.

The Outlook

Our operations span seven countries, and our products are sold and distributed in more than a dozen more. Despite global uncertainties and geopolitical unrest, we believe that the construction markets — which are of particular importance to us — will fare better than the average economy in many of the regions we serve. The demand for investment in refrigeration/ food preservation and air conditioning/air quality, as well as the modernization of water management infrastructure, is on the upswing. These trends, if continued, will support Mueller’s long term growth, and the Company is well-positioned to take advantage of any such opportunities.

As noted above, our major investments are in the early stages of their life cycles, and still have room for further improvement. We will continue to strive for higher yields, and enhanced efficiency and safety as our people adapt to evolving technologies.

In Closing

We operate with a mindset that preparation equals opportunity. We understand that the future is uncertain and that there are many influences outside our control. That said, with our 2024

Strategic Plan as our roadmap, we will incrementally adjust our strategies and actions to maximize our performance and results, whatever the climate.

Although acquisitions will remain an important ingredient in our growth strategy, we will pursue them opportunistically, and with a sharp focus on value. We have built a solid foundation of well-capitalized businesses; our balance sheet and cash generation provide us strength and flexibility; and we have a diversity of talent, including both seasoned industry veterans and motivated, well-trained rising stars, driving our businesses. Mindful that wisdom is not something that is bought off the shelf, we are grateful for the longevity and loyalty of our long-serving employees. We encourage their continued stewardship of our Company, as well as their mentorship to our up and comers, the next generation of leaders who will propel us into the future.

We conclude 2019 laser-focused on executing our plans and generating even higher returns for our stockholders in the coming years. Although we have said it before, it bears repeating that the engine that makes all of this work is our people. Their commitment and work ethic are incredible, and we greatly appreciate them and their unending passion to make Mueller Industries the best of the best.

Very truly yours,

THURSDAY, MAY 7, 2020

10:00 A.M., Central Time

150 Schilling Boulevard, Second Floor

Collierville, Tennessee 38017

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

BY INTERNET
http://www.proxyvote.com

BY TELEPHONE
Call the telephone number on your proxy card.

BY MAIL
Mark, date, sign and return your
proxy card in the enclosed envelope.

IN PERSON
Attend the Annual meeting at the
Company’s headquarters.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy card and return it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States.

NOTICE
of Annual Meeting
of Stockholders

PURPOSE

To vote on three proposals:

1.

To elect eight directors, each to serve on the Company’s Board of Directors (the “Board”), until the next annual meeting of stockholders (tentatively scheduled for May 6, 2021), or until his or her successor is elected and qualified;

2.

To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 26, 2020; and

3.

To conduct an advisory vote on the compensation of the Company’s named executive officers (“NEOs”).

To conduct and transact such other business as may properly be brought before the Annual Meeting and any adjournment thereof.

RECORD DATE

Only stockholders of record at the close of business on March 20, 2020, will be entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company’s corporate headquarters at 150 Schilling Boulevard, Suite 100, Collierville, Tennessee 38017. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

/s/ Christopher J. Miritello

Christopher J. Miritello

Corporate Secretary

April 2, 2020

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PROXY SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS PROXY STATEMENT. PLEASE REVIEW THE ENTIRE PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K BEFORE VOTING YOUR SHARES.

— 2019 PERFORMANCE

OPERATING INCOME GROWTH		CASH FLOW FROM OPERATIONS
10.7%	12.4%	167.9M	200.5M	19.4%
REPORTED	ADJUSTED(1)	2018	2019	INCREASED
OPERATING INCOME	OPERATING INCOME

OPERATING PERFORMANCE	REPORTED DILUTED EPS

Adjusted operating income and adjusted EBITDA are non-GAAP financial measures which exclude certain items in order to better reflect results of on-going operations. See Appendix A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

— ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Place:	Record Date:
Thursday, May 7, 2020	150 Schilling Boulevard	March 20, 2020
10:00 A.M., Central Time	Second Floor
Collierville, Tennessee 38017

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— AGENDA AND VOTING MATTERS

We are asking you to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR each nominee	11
Proposal 2 – Approval of Auditor	FOR	21
Proposal 3 – Say-on-Pay	FOR	23

— PROPOSAL 1: ELECTION OF DIRECTORS

The following table provides summary information about each director nominee. The Board of Directors believes that these nominees reflect an appropriate composition to effectively oversee the performance of management in the execution of the Company’s strategy, and as such, recommends a vote “for” each of the eight nominees listed below.

		Director			Committee	Current Other
Name	Age	Since	Primary Occupation	Independence	Memberships	Public Boards
Gregory L. Christopher			Chief Executive Officer,
Chairman and Chief Executive Officer	58	2010	Mueller Industries, Inc.	N	None	None
Elizabeth Donovan			Retired, Chicago Board
	67	2019	Options Exchange	Y	NCG	None
Gennaro J. Fulvio	63	2002	Member, Fulvio & Associates, LLP	Y	A*	None
Gary S. Gladstein	75	2000	Private Investor, Consultant	Y	C*	None
Scott J. Goldman			Chief Executive Officer,
	67	2008	TextPower, Inc.	Y	A, C	None
John B. Hansen			Retired Executive Vice President,
	73	2014	Mueller Industries, Inc.	Y	A, NCG	None
Terry Hermanson			Principal, Mr. Christmas
Lead Independent Director
since January 1, 2019	77	2003	Incorporated	Y	None	None
Charles P. Herzog, Jr.			Co-Founder and Principal,
	63	2017	Atadex LLC & Vypin LLC	Y	C, NCG*	None

A = Audit Committee

C = Compensation and Stock Option Committee

NCG = Nominating and Corporate Governance Committee

* = Chair

— PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

We ask our stockholders to approve the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 26, 2020. Below is summary information about fees paid to EY for services provided in 2019 and 2018:

	2019	2018
Audit Fees	$2,856,009	$2,893,000
Audit-Related Fees	50,250	219,730
Tax Fees	422,350	348,699
All Other Fees	—	—
	$3,328,609	$3,461,429

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—	PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. Our executive officers are responsible for achieving long-term strategic goals, and as such, their compensation is weighted toward rewarding long-term value creation for stockholders. Beyond base salary and traditional benefits, we maintain an annual cash incentive compensation program that is driven by a pay-for-performance philosophy and based on ambitious performance targets both at the Company and business line levels. We also maintain a long-term equity incentive compensation program, the primary objective of which is to motivate and retain top talent — a particularly vital goal given the uniquely competitive industry in which we operate. Accordingly, we utilize a combination of extended time-vesting schedules and performance-based vesting criteria to encourage executives and associates alike to enjoy lengthy tenures at the Company, develop industry expertise and relationships, and drive our long-term success.

Our emphasis on creating long-term stockholder value is best illustrated in the following charts, which show that long-term incentive compensation accounts for the largest percentage of the NEOs’ overall compensation for 2019. Moreover, a majority of the NEOs’ compensation — consisting of target long-term and short-term incentive compensation combined — is performance-based or “at risk.”

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PROPOSAL 1

ELECTION OF DIRECTORS

Eight director nominees will be elected at the Annual Meeting, each to serve until the next annual meeting (tentatively scheduled for May 6, 2021), or until the election and qualification of their successors. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting: Gregory L. Christopher, Elizabeth Donovan, Gennaro J. Fulvio, Gary S. Gladstein, Scott J. Goldman, John B. Hansen, Terry Hermanson and Charles P. Herzog, Jr. (collectively, the “Nominees”). As previously disclosed by the Company on July 31, 2019, Paul J. Flaherty will be retiring from the Board of Directors at the conclusion of the current term, and contemporaneously therewith, the number of directors will be reduced to eight. All nominees have consented to stand for election and to serve if elected. However, if at the time of the Annual Meeting any nominee is unable or declines to serve, the individuals named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

Directors are elected by a plurality of the votes cast, which means that the individuals who receive the greatest number of votes cast “For” are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director’s favor.

The Board of Directors has adopted a majority vote policy in uncontested elections. An uncontested election means any stockholders meeting called for purposes of electing any director(s) in which (i) the number of director nominees for election is equal to the number of positions on the Board of Directors to be filled through the election to be conducted at such meeting, and/or (ii) proxies are being solicited for the election of directors solely by the Company.

The election of directors solicited by this Proxy Statement is an uncontested election. In the event that a nominee for election in an uncontested election receives a greater number of votes “Withheld” for his or her election than votes “For” such election, such nominee will tender an irrevocable resignation to the Nominating and Corporate Governance Committee, which will decide whether to accept or reject the resignation and submit such recommendation for prompt consideration by the Board of Directors no later than ninety (90) days following the uncontested election.

— SELECTING NOMINEES TO THE BOARD

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting and reviewing director nominees:

●	personal and professional integrity, and the highest ethical standards;
●	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;
●	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;
●	the interest, capacity and willingness to serve the long-term interests of the Company; and
●	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors.

As reflected in its formal charter, the Nominating and Corporate Governance Committee considers the diversity of the Company’s Board and employees to be a tremendous asset. The Company is committed to maintaining a highly qualified and diverse Board, and as such, all candidates are considered regardless of their age, gender, race, color of skin, ethnic origin, political affiliation, religious preference, sexual orientation, country of origin, physical handicaps or any other category. These efforts to promote diversity are assessed annually to assure that the Board contains a balanced and effective mix of individuals capable of advancing the Company’s long-term interests.

The Nominating and Corporate Governance Committee does not consider individuals nominated by stockholders for election to the Board. The Board believes that this is an appropriate policy because the Company’s Bylaws allow a qualifying stockholder to nominate an individual for election to the Board, said nomination of which can be brought directly before a meeting of stockholders.

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Procedures and deadlines for doing so are set forth in the Company’s Bylaws, the applicable provisions of which may be obtained, without charge, on the Company’s website or upon written request to the Secretary of the Company at the address set forth herein.

The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Bylaws. See “Stockholder Nominations for Board Membership and Other Proposals for the 2021 Annual Meeting.”

— DIRECTOR NOMINEE BIOGRAPHIES

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR EACH OF THE NOMINEES.
THE
GREGORY L. CHRISTOPHER Chairman of the Board and Chief Executive Officer
Age 58	Mr. Christopher has served as Chairman of the Board of Directors since January 1, 2016. Mr. Christopher has served as Chief
Director Since 2010	Executive Officer of the Company since October 30, 2008. Prior to that, he served as the Company’s Chief Operating Officer.

ELIZABETH DONOVAN
Age 67 Director Since 2019

Ms. Donovan was an early member, and at the time, one of the few women on the Chicago Board Options Exchange. She subsequently became an independent broker representing major institutional options orders and has been retired from employment for more than five years.

Ms. Donovan was nominated to serve as a director of the Company because of her knowledge of market dynamics and institutional trading practices, knowledge acquired through her 18-year tenure as a fiduciary representative amidst an array of market conditions. She currently serves on the Nominating and Corporate Governance Committee.

GENNARO J. FULVIO
Age 63

Mr. Fulvio, a Certified Public Accountant, has been a member of Fulvio & Associates, LLP, a CPA firm, since 1987.

Mr. Fulvio was nominated to serve as a director of the Company because of his strength in the area of accounting, combined with his financial acumen, and his knowledge of and experience with tax and audit matters. He currently serves as Chairman of the Audit Committee.

Director Since 2002

GARY S. GLADSTEIN
Age 75 Director Since 2000

Mr. Gladstein served as Chairman of the Board of Directors of the Company from 2013 to 2015, and was previously a director of the Company from 1990 to 1994. Mr. Gladstein is currently an independent investor and consultant. From the beginning of 2000 to August 31, 2004, Mr. Gladstein was a Senior Consultant at Soros Fund Management. He was a partner and Chief Operating Officer at Soros Fund Management from 1985 until his retirement at the end of 1999. During the past five years, Mr. Gladstein also served as a director of Inversiones y Representaciones Sociedad Anónima, Darien Rowayton Bank and a number of private companies.

Mr. Gladstein was nominated to serve as a director of the Company because of his financial and accounting expertise, combined with his years of experience providing strategic advisory services to complex organizations. In addition, having been a member of the compensation, audit and other committees of public company boards, Mr. Gladstein is deeply familiar with corporate governance issues. He currently serves as Chairman of the Compensation and Stock Option Committee.

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SCOTT J. GOLDMAN
Age 67 Director Since 2008

For ten years, Mr. Goldman has served as Chief Executive Officer of TextPower, Inc. The company, which Mr. Goldman also co-founded, provides software-integrated text messaging alerts to utilities, courts and universities, and cybersecurity services using a patented technology that authenticates identities and stops hackers. He also speaks, writes and educates enterprises about cybersecurity issues and best practices. He is a former Chief Executive Officer of the WAP Forum (now the Open Mobile Alliance), a global technology organization promoting standardized wireless and mobile Internet access. Prior to that, he founded and was principal of The Goldman Group, a consultancy that assisted Fortune 1000 companies in licensing, developing, building and operating wireless technologies and systems around the world.

Mr. Goldman was nominated to serve as a director of the Company because of his extensive experience with cybersecurity, advanced technologies and global market strategies. He currently serves on the Audit and Compensation and Stock Option Committees.

JOHN B. HANSEN
Age 73 Director Since 2014

Prior to his retirement as an Executive Vice President of the Company in 2014, Mr. Hansen served the Company in a variety of roles, including President-Plumbing Business, President-Manufacturing Operations and Senior Vice President – Strategy and Industry Relations.

Mr. Hansen was nominated to serve as a director because of his extensive industry experience and deep knowledge of the Company, its full array of operations and the global markets it serves. He currently serves on the Audit and Nominating and Corporate Governance Committees.

TERRY HERMANSON Lead Independent Director
Age 77 Director Since 2003

Mr. Hermanson has been the principal of Mr. Christmas Incorporated, a wholesale merchandising company, since 1978, and serves as its Chairman.

Mr. Hermanson was nominated to serve as a director of the Company because of his extensive experience in management and strategic planning, as well as his thorough knowledge of wholesale merchandising and international business issues.

CHARLES P. HERZOG, JR.
Age 63 Director Since 2017

Since 2010, Mr. Herzog has been a principal at Atadex LLC, a firm he co-founded. He co-founded a second firm, Vypin LLC, in 2016. Atadex and Vypin provide advanced technological and data delivery solutions to support the transportation logistics industry.

Mr. Herzog was nominated to serve as a director of the Company based on his extensive knowledge of the transportation logistics industry, and the developing technologies that support it. He currently serves on the Compensation and Stock Option Committee, and as Chairman of the Nominating and Corporate Governance Committee.

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CORPORATE GOVERNANCE

The Company adheres to an established set of Corporate Governance Guidelines for purposes of defining director independence, assigning responsibilities, setting high standards of professional and personal conduct, and ensuring compliance with such responsibilities and standards. Such Guidelines are periodically reviewed in light of evolving trends in corporate governance standards, regulations and related disclosure requirements, particularly as adopted by the NYSE and (with respect to the Audit Committee), the SEC.

— DIRECTOR INDEPENDENCE

In order for a director to qualify as “independent,” our Board of Directors must affirmatively determine, consistent with NYSE rules, that the director has no material relationship with the Company that would impair the director’s independence. Our Board of Directors undertook its annual review of director independence in February 2020. In applying the NYSE standards for independence, and after considering all relevant facts and circumstances, the Board of Directors has affirmatively determined that the Company’s current “independent” directors are: Elizabeth Donovan, Paul J. Flaherty, Gennaro J. Fulvio, Gary S. Gladstein, Scott J. Goldman, John B. Hansen, Terry Hermanson and Charles P. Herzog, Jr. In the course of the Board of Directors’ determination regarding the independence of each non-management director, the Board considered for:

●	Mr. Flaherty, the fact that the Company has utilized certain services of Aon and its affiliates, but recognizing the arms’ length nature of such transactions, the absence of any managerial role or specific pecuniary interest of Mr. Flaherty in such matters, and the de minimis percentage such transactions represented in respect of the annual revenues and assets of each of those companies.
●	Mr. Hansen, the fact that while he was previously an executive officer of the Company (until his retirement on April 30, 2014), more than five years have lapsed since the termination of his employment relationship with the Company.

— BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. In 2019, the Board of Directors held four regularly scheduled meetings and two special meetings. During this time, our directors attended 100% of our Board of Directors meetings and meetings of the committees on which they served. The Company’s Corporate Governance Guidelines provide that the Company’s non-management directors shall hold annually at least two formal meetings independent from management. Our Lead Independent Director presides at these executive sessions of the Board of Directors.

Three standing committees have been convened to assist the Board of Directors with various functions: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a formal charter that may be obtained, free of charge, at the Company’s website at www.muellerindustries.com, or by requesting a print copy from our Corporate Secretary at the address listed herein.

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AUDIT COMMITTEE
Current Members: Gennaro J. Fulvio (Chairman) Scott J. Goldman John B. Hansen Meetings in 2019: 6

The Audit Committee assists the Board of Directors in fulfilling its oversight functions with respect to matters involving financial reporting, independent and internal audit processes, disclosure controls and procedures, internal controls over financial reporting, related-party transactions, employee complaints, cybersecurity and risk management. In particular, the Audit Committee is responsible for:

● appointing, retaining, compensating and evaluating the Company’s independent auditors;

● reviewing and discussing with management and the independent auditors the Company’s annual and quarterly financial statements, and accounting policies;

● reviewing the effectiveness of the Company’s internal audit procedures and personnel;

● reviewing, evaluating and assessing the Company’s risk management programs, including with respect to cybersecurity;

● reviewing the Company’s policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments; and

● making such other reports and recommendations to the Board of Directors as it deems appropriate.

The Board of Directors has determined that each Audit Committee member meets the standards for independence required by the New York Stock Exchange (the “NYSE”) and applicable SEC rules. Moreover, it has determined (i) that all members of the Audit Committee are financially literate; and (ii) that Gennaro J. Fulvio possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE, and therefore is an audit committee financial expert within the meaning of applicable SEC rules. In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

COMPENSATION AND STOCK OPTION COMMITTEE
Current Members: Gary S. Gladstein (Chairman) Scott J. Goldman Charles P. Herzog, Jr.

The Compensation and Stock Option Committee is responsible for:

● providing assistance to the Board of Directors in discharging the Board of Directors’ responsibilities related to management organization, performance, compensation and succession; and

● making such recommendations to the Board of Directors as it deems appropriate.

The Board of Directors has determined that each member of the Compensation and Stock Option Committee meets the NYSE’s standards for independence.

Meetings in 2019: 4

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Members: Charles P. Herzog, Jr. (Chairman) Elizabeth Donovan John B. Hansen

The Nominating and Corporate Governance Committee is responsible for:

● recommending director nominees to the Board of Directors;

● recommending committee assignments and responsibilities to the Board of Directors;

● overseeing the evaluation of the Board of Directors and management effectiveness;

● developing and recommending to the Board of Directors corporate governance guidelines; and

● generally advising the Board of Directors on corporate governance and related matters.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the NYSE’s standards for independence.

Meetings in 2019: 2

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— BOARD LEADERSHIP STRUCTURE

The Board of Directors has currently implemented a leadership structure in which Mr. Christopher serves as both Chief Executive Officer and Chairman of the Board. The Board has determined that having Mr. Christopher serve in this dual capacity is in the best interest of stockholders at this time. The Company believes that this structure currently allows ultimate leadership and accountability to reside in a single individual, who has both extensive knowledge of the Company’s business and critical relationships with the Company’s customer base.

In order to coordinate the activities of the independent members of the Board of Directors, and to liaise between such directors and the Chairman of the Board, the Company has currently designated Mr. Hermanson to serve as Lead Independent Director. The Lead Independent Director’s responsibilities are set forth in a formal charter, which can be obtained free of charge from the Company’s website at www.muellerindustries.com, or may be requested in print by any stockholder.

— BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors is actively involved in oversight of risks that could affect the Company. These efforts can be summarized as follows:

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— STANDARDS OF CONDUCT

The Board of Directors has adopted various policies, including a comprehensive set of Corporate Governance Guidelines, by which the Company is governed. These policies are designed to promote sound corporate governance and prudent stewardship of the Company, both by the Board of Directors and management.

Anti-Pledging Policy

The Corporate Governance Guidelines include amendments adopted in February 2020 that prohibit the future pledging of the Company’s common stock as security under any obligation by our directors and executive officers.

Insider Trading and Anti-Hedging Policies

The Company maintains a policy which mandates compliance with insider trading laws and institutes safeguards to mitigate the risk of insider trading. Further, the Corporate Governance Guidelines prohibit any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero -cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Clawback Policy

Under the Corporate Governance Guidelines, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of an executive’s (i.e., a President or Vice President level officer’s) willful, knowing or intentional misconduct or gross negligence (as determined by the Compensation and Stock Option Committee), the Company may take action to recoup from the executive all or any portion of an incentive award received by the executive, the amount of which had been determined in whole or in part upon specific performance targets relating to the restated financial results. In such an event, the Company shall be entitled to recoup up to the amount, if any, by which the incentive award actually received by the executive exceeded the payment that would have been received based on the restated financial results, as determined by the Compensation and Stock Option Committee. The Company’s right of recoupment pursuant to this policy applies to incentive awards received during the three-year period preceding the date on which the Company is required to prepare the restatement, based on the determination of the Company’s independent registered public accounting firm.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.

Director Responsibilities

It is the duty of the Board of Directors to serve as prudent fiduciaries for stockholders and to oversee the management of the Company’s business. Accordingly, the Corporate Governance Guidelines include specifications for director quali fication and responsibility, attendance, access to offi cers and employees, compensation, orientation, continuing education and self-evaluation.

The Company’s policy is that all members of the Board of Directors attend annual meetings of stockholders, except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance with the Chairman of the Board. All members of the Board of Directors attended the Company’s 2019 Annual Meeting of Stockholders.

Where to Find Our Key Governance Policies: The Corporate Governance Guidelines and Code of Business Conduct and Ethics can be obtained free of charge from the Company’s website at www.muellerindustries.com, or may be requested in print by any stockholder.

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— COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of the Chairman of the Nominating and Corporate Governance Committee, Mueller Industries, Inc., 150 Schilling Boulevard, Suite 100, Collierville, Tennessee 38017. Communication(s) directed to the Chairman will be relayed to him, except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended director except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

— RELATED PARTY TRANSACTIONS

Related party transactions may present potential or actual conflicts of interest, and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Management carefully reviews all proposed related party transactions (if any), other than routine banking transactions, to determine if the transaction is on terms comparable to those that could be obtained in an arms-length transaction with an unrelated third party. Management reports to the Audit Committee, and then to the Board of Directors on all proposed material related party transactions. Upon the presentation of a proposed related party transaction to the Audit Committee or the Board of Directors, the related party is excused from participation in discussion and voting on the matter.

— CORPORATE SOCIAL RESPONSIBILITY

The Company assesses and manages environmental, social and governance (“ESG”) considerations that may be material to the long-term sustainability of our business. Among other matters, we focus on such issues as workplace health and safety, environmental stewardship, business ethics and compliance, supply chain management and the development of human capital.

We also focus outwardly on the communities in which we operate, including through a foundation that makes charitable contributions to various causes and organizations. ESG-related risks and opportunities are integral to our strategic decision-making. Such matters are addressed by senior management and subject to the oversight of the Board of Directors and its committees.

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2019 DIRECTOR COMPENSATION

— ELEMENTS OF DIRECTOR COMPENSATION

Our non-employee director compensation for 2019 was awarded in a combination of cash and equity, as shown below.*

Annual fee for the Lead Independent Director.	For serving as Lead Independent Director, Mr. Hermanson received an annual fee of $90,000.
Annual fee for other directors	All other non-employee directors received an annual fee of $60,000.
Meeting fees	●	$3,000 per full Board meeting attended
	●	$3,000 per Audit Committee meeting attended
	●	$1,000 per Compensation and Stock Option and/or Nominating and Corporate Governance
Committee meeting attended
Annual fees for Committee	●	$25,000 for the Audit Committee Chair
Chairs	●	$6,000 each for the chairs of the Compensation and Stock Option and Nominating and Corporate Governance Committees
Annual equity award	●	All non-employee directors received a grant of options to purchase 4,000 shares of our Common Stock (fully vested as of the date of grant), and were granted 2,000 shares of restricted stock.

*In his capacity as Chairman of the Board of Directors, Mr. Christopher received neither a retainer nor any meeting fees.

In addition, each director received reimbursement for such director’s expenses incurred in connection with any such Board or Committee meeting, and each Committee fee was paid whether or not such committee meeting was held in conjunction with a Board of Directors meeting.

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— 2019 NON-EMPLOYEE DIRECTOR COMPENSATION

The table below summarizes the total compensation we paid to our non-employee directors for the fiscal year ended December 28, 2019.

	Fees Earned or	Stock	Option	Cash
	Paid in Cash	Awards	Awards	Dividends	Total
Name	($)	($)(1)	($)(1)	($)	($)
Elizabeth Donovan	79,000	58,330	46,615(2)	—	183,945
Paul J. Flaherty	80,000	58,330	35,980	800	175,110
Gennaro J. Fulvio	88,000	58,330	35,980	800	183,110
Gary S. Gladstein	121,000	58,330	35,980	800	216,110
Scott J. Goldman	85,000	58,330	35,980	800	180,110
John B. Hansen	96,000	58,330	35,980	800	191,110
Terry Hermanson	110,000	58,330	35,980	800	205,110
Charles P. Herzog, Jr.	91,000	58,330	35,980	800	186,110

(1)	Represents the aggregate grant date fair value of awards granted to our directors in 2019, determined under Financial Accounting Standards Board Accounting Standards Codification 718. For information on the valuation assumptions with respect to awards made, refer to Note 17 - Stock-Based Compensation to the Company’s Consolidated Financial Statements filed with its Annual Report on Form 10-K for the fiscal year ended December 28, 2019. The amounts above reflect the Company’s aggregate expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors. As of December 28, 2019, the aggregate number of shares of our Common Stock subject to outstanding options held by our non-employee directors was as follows: Ms. Donovan, 6,000 shares, Mr. Flaherty, 41,333 shares, Mr. Fulvio, 31,555 shares, Mr. Gladstein, 41,333 shares, Mr. Goldman, 36,444 shares, Mr. Hansen, 21,778 shares, Mr. Hermanson, 12,000 shares, and Mr. Herzog, 10,000 shares. All non-employee directors each held 2,000 shares of non-vested restricted stock.
(2)	In addition to the customary equity award directors receive in connection with the Annual Meeting of Stockholders, the reported value of options awarded to Ms. Donovan includes the fair value of fully vested options to purchase 2,000 shares of our Common Stock, which she received upon joining the Board effective January 1, 2019.

— STOCK OWNERSHIP POLICY FOR DIRECTORS

To further align the Company’s goal of aligning directors’ economic interests with those of stockholders, the Company has adopted stock ownership guidelines for its non-employee directors recommending that they hold equity interests of the Company (including vested and unvested interests, provided that with respect to options, only vested options that are exercisable within 60 days of the applicable measurement date will be counted) with a value equal to three times the annual cash director fee payable to each such director. All directors are expected to comply with the stock ownership guidelines within five years of being elected to the Board of Directors, and current directors should comply as soon as practicable. Director compliance with the stock ownership guidelines is monitored on an ongoing basis by the Company’s General Counsel.

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PROPOSAL 2

APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP (“EY”) to audit and certify the Company’s financial statements for the fiscal year ending December 26, 2020, subject to ratification by the Company’s stockholders, which requires the affirmative vote of a majority of the outstanding shares of the Company present in person or by proxy at the Annual Meeting. If the appointment of EY is not so ratified, the Audit Committee will reconsider its action and will appoint auditors for the 2020 fiscal year without further stockholder action. Notwithstanding, the Audit Committee may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders. Representatives of EY are expected to attend the Annual Meeting to answer questions and make a statement if they so choose.

Fees for EY’s audit and other services for each of the two fiscal years ended December 28, 2019 and December 29, 2018 are set forth below:

	2019	2018
Audit Fees	2,856,009	2,893,000
(professional services rendered for the audit of (i) the Company’s consolidated annual and interim/quarterly financial statements, and (ii) internal controls over financial reporting)
Audit-Related Fees	50,250	219,730
(assurance and other services, including international accounting and reporting compliance)
Tax Fees	422,350	348,699
(tax compliance, advice and planning)
All Other Fees	—	—
	$3,328,609	$3,399,369

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year, and any such pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required periodically to report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the services provided by the independent auditors during fiscal years 2019 and 2018, respectively, under the categories Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were pre-approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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— REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 1301. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Public Company Accounting Oversight Board’s Rule 3526, and considered the compatibility of non-audit services provided by the independent auditors with the auditor’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2019 for filing with the SEC. The Audit Committee and the Board has re-appointed, subject to stockholder approval, Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 26, 2020.

The Audit Committee is governed by a formal charter which can be accessed from the Company’s website at www.muellerindustries. com, or may be requested in print by any stockholder. The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the NYSE listing standards and Rule 10A-3 of the Exchange Act.

Gennaro J. Fulvio, Chairman

Scott J. Goldman

John B. Hansen

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

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PROPOSAL 3

ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on an advisory, non-binding basis, on the compensation of the Company’s named executive officers. Specifically, the following resolution will be submitted for a stockholder vote at the Annual Meeting, the approval of which will require the affirmative vote of a majority of the outstanding shares of the Company present in person or by proxy at the Annual Meeting and entitled to vote thereon:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2019 Summary Compensation Table included in the proxy statement for the 2020 Annual Meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

Although the stockholder vote is not binding on either the Board of Directors or the Company, the views of stockholders on these matters are valued and will be taken into account in addressing future compensation policies and decisions.

The Company’s Compensation and Stock Option Committee is comprised of knowledgeable and experienced independent directors, who are committed to regular review and effective oversight of our compensation programs. The Company’s executive compensation program is grounded in a pay for performance philosophy, and accordingly, has been designed to motivate the Company’s key employees to achieve the Company’s strategic and financial goals, and to support the creation of long-term value for stockholders. Moreover, given the particularly competitive markets in which we operate and nature of our business, a principal goal underlying the Company’s long-term incentive compensation program specifically is the long-term retention and motivation of critical executives and business leaders. The Company’s success depends upon their leadership, judgment and experience, and as such, our compensation program is designed to promote their enduring commitment to the Company. We encourage stockholders to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis (CD&A) and compensation tables, for a more detailed discussion of the Company’s compensation programs and policies, and how they are appropriate and effective in promoting growth, creating value, and retaining key members of our team.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

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COMPENSATION DISCUSSION AND ANALYSIS

— EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (“CD&A”) provides an overview of how our named executive officers were compensated in 2019, as well as how this compensation furthers our established compensation philosophy and objectives.

Our Named Executive Officers

The Company’s NEOs for fiscal year 2019 were:

(1)  Effective, January 1, 2020, Mr. Moss assumed the title of President – New Business Development.

Our Compensation Philosophy and Guiding Principles

We believe in a pay for performance philosophy, such that a material portion of a named executive officer’s compensation is dependent upon both the short -term and long-term strategic and financial performance of the Company, considered in light of general economic and specific Company, industry, and competitive conditions. For 2019, we continued to reward named executive officers in a manner consistent with this philosophy by setting annual incentive targets based on the Company’s achievement of certain levels of operating income. While also rooted in a pay for performance philosophy, our long-term equity incentive compensation focused primarily on promoting the retention of key executives and business leaders in our industry, where the competition for leadership talent is a foremost concern. Accordingly, we continued to grant equity awards, such that any long-term compensation opportunity will be directly tied to stock performance, and will only be received by key executives and business leaders who remain with and make long-term commitments to the Company’s success. The Compensation and Stock Option Committee (hereinafter referred to as “the Committee” for purposes of this CD&A section) evaluates, on an annual basis, the overall structure and design of our program, and believes it has and continues to reflect the best balance of the Company’s priorities.

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OUR COMPENSATION PHILOSOPHY AND GUIDING PRINCIPLES

Our Compensation Practices At a Glance

Our pay and equity programs are designed to align executives’ interests with those of our stockholders, and to motivate and retain critical leaders. Below is a snapshot of our compensation practices:

WHAT WE DO	WHAT WE DON’T DO
We maintain a fully independent Compensation and Stock Option Committee.	We do not provide for single trigger severance upon a change in control.
A higher percentage of our executives’ compensation is variable than fixed.	We do not permit gross-up payments to cover excise taxes or perquisites.
We utilize varying performance metrics under our short-term and long-term incentive plans.	We do not permit the pledging or hedging of our common stock.
Our annual incentive program is based on earnings performance and capped for maximum payouts.	We do not support compensation programs or policies that reward material or excessive risk taking.
Our equity awards include extended vesting schedules and performance-based criteria.	We do not maintain any supplemental executive retirement plans.
We have a clawback policy applicable to all senior employees, including all President and Vice President level personnel.

2019 Say-on-Pay Vote and Stockholder Engagement

At our 2019 Annual Meeting, we held our annual non-binding stockholder advisory vote on executive compensation. Approximately 73% of our shares voted (excluding abstentions and broker non-votes) were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2019 Annual Meeting.

In response to the results of the 2019 say-on-pay vote, the Company’s management and Committee Chairman held in-person meetings with various stockholders to discuss the Company’s compensation practices and the philosophies underlying them. Those discussions afforded stockholders the opportunity to raise questions and concerns regarding the executive compensation program as presented in last year’s proxy solicitation. Through productive and informative engagement with its stockholders, the Company learned that the manner in which the Company had historically communicated

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and presented its executive compensation program in its proxy solicitations was unclear, and did not adequately convey the Company’s compensation philosophy, priorities and the market and strategic considerations that support them. One specific aspect of the compensation program for which this was particularly true was the Company’s long-term equity incentive awards, and how the performance-based criterion underlying those equity awards were chosen to emphasize long-term strategic growth and to serve as a complement to the Company’s ambitious targets underlying its annual cash incentive program, in an effort to create a balanced and well-rounded incentive structure.

As part of its robust response to the results of the 2019 say-on-pay vote, the Company has determined that in 2020, the long-term equity incentive awards given to its operational business leaders will, for the first time, be tied to achievement of the ambitious targets set forth in the Company’s 2024 Strategic Growth Plan. These awards will be made later in 2020 and discussed in next year’s proxy statement. We believe that this step will further align pay and performance, focus our operational leadership on long-term value creation, and be a strong motivating incentive and tool for retention.

Further, in response to feedback received from stockholders following the 2019 say-on-pay vote, the Company has not only endeavored this year to more clearly and fully present its compensation program, but to dramatically revamp the look, format and substance of this year’s proxy statement. Our goal in doing so was to provide a more useful, appealing and granular tool to assist stockholders in evaluating our compensation program, including pay-for-performance alignment and whether it serves the vital strategic goal of attracting and retaining key executives in the competitive markets in which we participate.

The Committee will consider the outcome of this year’s stockholder advisory vote on executive compensation as it makes future compensation decisions.

— DETERMINATION OF EXECUTIVE COMPENSATION

Guided by the philosophy and design outlined above, the Committee determines the compensation of our Chief Executive Officer. In turn, our Chief Executive Officer makes recommendations to the Committee regarding all components of our other NEOs’ compensation, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Committee considers and acts upon those recommendations in setting the compensation of our other NEOs.

In determining compensation, we generally do not rely upon hierarchical or seniority-based levels or guidelines, nor did the Committee formally benchmark executive compensation (or any component thereof) against any particular peer group. Instead, we utilize a more flexible approach that allows us to adapt components and levels of compensation to motivate and reward individual executives within the context of our broader strategic and financial goals. This requires that we consider subjective factors including, but not limited to the following:

•	The nature of the executive’s position;
•	The performance record of the executive, combined with the value of the executive’s skills and capabilities in supporting the long-term performance of the Company;
•	The Company’s overall operational and financial performance; and
•	Whether each executive’s total compensation potential and structure is sufficient to ensure the retention of the executive officer when considering the compensation potential that may be available elsewhere.

In making compensation decisions, the Committee relies on the members’ general knowledge of our industry, supplemented by advice from our Chief Executive Officer based on his knowledge of our industry and the markets in which we participate. From time to time, we conduct informal analyses of compensation practices and our Compensation and Stock Option Committee may review broad-based third-party surveys to obtain a general understanding of current compensation practices.

The Committee has chosen incentive operating income targets as the metric to measure performance for each named executive officer. The compensation of Messrs. Christopher and Martin is based upon their oversight of and responsibility for the entire Company. Accordingly, their compensation levels are reflective of the scope and breadth of their management responsibility, and the performance of the Company on a consolidated basis. For Messrs. Sigloch, Moss, and Westermeyer, a portion of their compensation is based upon the performance of specific business lines within their purviews. Notwithstanding, a portion of their compensation is still based upon consolidated Company performance to discourage parochialism and align their interests with those of our stockholders.

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— ELEMENTS OF COMPENSATION

As outlined below, our compensation program for our NEOs is comprised of three primary elements: (i) base salary and traditional benefits, (ii) annual incentive compensation, and (iii) long-term equity incentive compensation. Each element plays an integral role in our overall compensation strategy. Moreover, the Committee has approved certain executive perquisites and post-employment change-in-control compensation to our NEOs for purposes of motivating them and retaining their services.

Element of Compensation	Purpose/Description	Form/Timing of Payment
Base Salary and traditional benefits	Provide a base level of compensation for services performed, to encourage the continued service of our executive officers and to attract additional talented executive officers when necessary	Cash/throughout the fiscal year
Annual Incentive Compensation	To attract, motivate and reward executives to achieve and surpass key performance target goals	Cash/typically in February based upon the prior fiscal year’s performance
Long-Term Equity Incentive Compensation	To attract, motivate and reward executives to increase stockholder value, and encourage them to make long-term commitments to serve the Company	Restricted stock units with performance and time vesting criteria/following the release of second quarter earnings

Pay-for-Performance and At-Risk Compensation

Base Salary and Traditional Benefits

Base salaries paid to our NEOs are set forth in the “Summary Compensation Table for 2019.” Base salary adjustments are determined by making reasoned subjective determinations about current economic conditions such as general wage inflation as well as the executive’s qualifications, experience, responsibilities, and past performance. In addition to base salaries, we provide traditional benefits such as group health, disability, and life insurance benefits, as well as matching contributions to our 401(k) plan.

Annual Incentive Compensation

Each of our NEOs received annual incentive compensation for 2019, based upon the actual performance of the Company and, for Messrs. Moss, Sigloch and Westermeyer, the performance of the business lines which they oversee, relative to the performance targets (as described below) established by the Committee on February 4, 2019. The table below shows the target annual incentive award for each of our NEOs.

For 2019, the amount of incentive compensation payable to each of our named executive officers was calculated as follows:

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INCENTIVE GRADE LEVEL FACTOR

Set forth below are the incentive grade level factors for each of our NEOs:

Multiple of
NEO	Base Salary
Mr. Christopher	125%
Mr. Martin	90%
Mr. Moss	90%
Mr. Sigloch	90%
Mr. Westermeyer	75%

PERFORMANCE FACTOR

Set forth below are the corresponding payout percentages tied to various levels of achievement above or below pre -approved operating income performance targets. To promote alignment between pay and performance, incentive compensation amounts are not paid to NEOs when the achievement level of the operating income performance target is less than 80%.

Performance to Target	Payout Percentage
< 80%	0%
80-84%	40%
85-89%	55%
90-94%	70%
95-99%	85%
100-104%	100%
105-109%	115%
110-114%	130%
115%	150%

Based on their incentive grade level factors, certain NEOs are entitled to an additional payout percentage of 10% for each additional percentage of achievement between 115% and 120% of the target, thereby resulting in a maximum payout percentage of 200%. For more information, please see the “2019 Grants of Plan Based Awards Table.”

The performance factor applicable to each of the NEOs was determined based on the achievement level of the consolidated Company incentive operating income target, as shown in the following table:

Name	Incentive Operating Income Performance Criteria(1)	Incentive Operating Income Performance Target	Weighting	Performance	2019 Achievement Level	2019 Performance Factor
Gregory L. Christopher	Consolidated Company	$178.0 million	100%	$197.1 million	110%	130%
Jeffrey A. Martin	Consolidated Company	$178.0 million	100%	$197.1 million	110%	130%
Nicholas W. Moss	Consolidated Company	$178.0 million	25%	$197.1 million	110%	130%
	Blended Business Lines Weighted Average Performance	$18.5 million	75%	$18.6 million	100%	100%
Steffen Sigloch	Consolidated Company	$178.0 million	70%	$197.1 million	110%	130%
	Blended Business Lines Weighted Average Performance	$45.7 million	30%	$40.1 million	93%	74%
Gary Westermeyer	Consolidated Company	$178.0 million	50%	$197.1 million	110%	130%
	Blended Business Lines Weighted Average Performance	$20.4 million	50%	$18.2 million	89%	68%

(1)	Incentive operating income is the performance criteria metric used for all bonus plans. Incentive operating income includes adjustments to operating income as presented in the Company’s audited financial statements for purposes of defining the performance criteria, such as: (i) certain standard adjustments made annually, including expenses associated with phantom shares granted to personnel in our European businesses, and FIFO variances; and (ii) certain adjustments made when applicable, including impairment charges, certain gains or losses on the sale of assets, certain gains stemming from insurance recoveries, severance and relocation expenses, adjustments to contingent consideration arrangements, and purchase accounting adjustments.

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2019 NEO ANNUAL INCENTIVE CALCULATIONS

As a result of 2019 performance, the annual incentive payments for the NEOs were calculated as follows:

MR. CHRISTOPHER

MR. MARTIN

MR. MOSS

MR. SIGLOCH

MR. WESTERMEYER

(1)	The target award is determined by multiplying the NEO’s base salary by the applicable incentive grade level factor.

Long-Term Equity Incentive Compensation Program

OVERVIEW

Our long-term equity-based incentive compensation program serves three goals:

1.	Aligning our NEOs’ financial interests with the interests of our stockholders;
2.	Retaining the services of talented and seasoned executives, and motivating them to make deep, long-term commitments to the Company; and
3.	Rewarding our NEOs for advancing our long-term financial success and increasing stockholder value.

The Committee has made the retention of executives and key employees a particular focus of the long-term equity incentive compensation program in recent years.

The Committee has decided that the best way to meet the objectives of our long-term incentive program is to award a combination of time-based restricted stock and performance-based restricted stock, allocated as shown below. To promote our goal of executive and key employee retention, time -based restricted stock awards vest over the course of a five-year period, on one of two vesting schedules: (i) 30% after three years; 30% after four years; and 40% after five years, or (ii) 100% cliff vesting after five years. Performance-based restricted stock is also awarded, and provided performance criteria are met over a five year performance period, cliff vests 100% after approximately four and a half years. Unvested shares are generally forfeited if the recipient leaves the Company employ prior to the vesting date.

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NEO LONG-TERM EQUITY MIX	ALL LONG-TERM EQUITY MIX

The Committee believes that the extended and cliff vesting schedules, and performance criteria described below will motivate our NEOs and key employees to remain with the Company and make long-term contributions to stockholder value generation.

FIVE-YEAR VESTING SCHEDULE FOR TIME-BASED AND PERFORMANCE-BASED RESTRICTED STOCK

To foster retention, the 2019 time-based restricted stock awards vest over the course of a five year period (i.e., either (i) 30% after three years; 30% after four years; and 40% after five years, or (ii) 100% after five years). For performance-based awards, the performance period is five years, and vesting occurs approximately four and a half years from the grant date. No portion of the equity awards granted to our executives or employees vest in less than three years. The Committee elected to use a long-term vesting schedule to promote executive retention in our competitive industry and to incentivize performance. However, given the importance of long-term equity incentive awards in our compensation program, the Committee provided for accelerated vesting in the event of death, disability or a change in control (as explained in more detail in the “2019 Grant of Plan Based Awards Table”). The Committee believes that accelerated vesting would be appropriate in those circumstances to encourage our executives to focus on the potential benefits of a change in control transaction for our stockholders without harboring concerns for their financial security.

TIME-BASED RESTRICTED STOCK

Five-Year Vesting Schedule

PERFORMANCE-BASED RESTRICTED STOCK

Five-Year Vesting Schedule

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PERFORMANCE CRITERIA FOR PERFORMANCE-BASED RESTRICTED STOCK

A portion of the long-term equity awards granted to our NEOs and key employees are performance-based, and vesting is contingent upon the Company’s performance on two metrics: total stockholder return (TSR) and diluted earnings per share (EPS). Using these two metrics ensures that performance-based awards will not vest unless the Company achieves specified growth targets over a five-year performance period, which for the 2019 grants, was December 30, 2018 to December 30, 2023. For this purpose, total stockholder return will be determined by dividing (i) an amount equal to the 30-day trailing average closing price of a share of stock at the end of the performance period, minus $ 23.44 (the 30-day trailing average closing price of a share of stock as of December 30, 2018), plus the value of any dividends and distributions paid during the performance period, by (ii) $23.44, and multiplying such amount by 100.

To be clear, the growth targets established for our long-term equity incentive awards (i.e., a 3.5% compounded annual growth rate in TSR or EPS) are just one of a number of different, yet complementary performance metrics utilized by the Company in its efforts to design an overall compensation program that is appropriately balanced and furthers its underlying aims. For example, the Company’s performance-based compensation program also incorporates the ambitious short and long-term operating targets that underlie the Company’s annual cash incentive compensation program and long-term aspirations for strategic growth. Indeed, and as previously noted, the Company has determined that in 2020, the long- term equity incentive awards given to its operational business leaders will be tied to achievement of the ambitious targets set forth in the Company’s 2024 Strategic Growth Plan.

The Company has traditionally maintained, and will continue to maintain lofty expectations and goals with respect to stockholder value creation. Nevertheless, given the primary retention aim of the long-term equity incentive compensation program, the Committee has concluded that the performance-based criterion for the equity awards granted to our NEOs are appropriate in the context of our well-balanced overall executive compensation program.

TIMING OF LONG-TERM EQUITY AWARD GRANTS

Long-term equity incentive awards to our Chief Executive Officer are granted annually, typically in July, based on the determinations of the Committee. Long-term equity incentive awards to our other NEOs have traditionally been granted by the Committee (upon our Chief Executive Officer’s recommendation) following the release of the Company’s second quarter and six-month operating results. In 2019, the NEOs received their annual grants in August 2019.

In granting long-term equity awards to our NEOs, the Committee applied no set formula for allocating awards, and instead made reasoned, subjective determinations based upon their performance, the importance of retaining their services, and their role in helping us achieve our long-term goals. In 2019, we granted shares of restricted stock to our NEOs covering an aggregate of 217,000 shares.

In addition to Mr. Christopher’s annual grant, the Committee determined to grant him a special performance-based restricted stock award (conditioned on achievement of the performance-based criteria discussed above) in July 2019, in recognition of his outstanding service, leadership and commitment to the future and well-being of the Company.

Perquisites

We offer perquisites to our NEOs, which we view as an added element of our executive compensation program designed not only to attract, retain and reward our NEOs, but also to facilitate their performance of their duties on behalf of the Company. The perquisites we provided to our NEOs in fiscal year 2019 are set forth in the “Summary Compensation Table for 2019”, and included, among others, estate and tax planning, personal use of our Company airplane, and reimbursement of the income tax liabilities associated with certain perquisites. Estate and tax planning is provided to certain NEOs to complement our various compensation elements for the purpose of ensuring the NEOs understand the complexity of the long-term equity incentives and are thereby able to maximize the value of such benefits. We maintain a Company-owned airplane primarily to provide efficient transportation for executives, employees and customers to our geographically dispersed operations. From time to time, when our plane is not being used for business purposes, we allow certain NEOs to use the plane for personal travel. We have also provided executive physicals as a risk management tool and to ensure our NEOs are mindful of their personal health. Certain club memberships are provided, and serve the primary aim of facilitating networking with business clients.

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— COMPENSATION RISK MANAGEMENT

In connection with its continued appraisal of our compensation program, management, with oversight from the Committee, reviews our compensation policies and practices, and the overall compensation program with respect to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation in light of potential risks:

COMPENSATION PROGRAM RISK CONSIDERATIONS

Pay Mix	•	Compensation program includes an appropriately balanced mix of short and long-term incentives, which mitigates the risk of undue focus on short-term targets while rewarding performance in areas that are key to our long-term success.
	•	Base salaries are set at competitive levels to promote stability and give executives an element of compensation that is not at risk.
Performance Metrics and Goals	•	Distinct performance metrics are used in both our short-term and long-term incentive plans.
	•	Our annual incentive compensation program includes a payout scale (and cap) reflective of a pay for performance philosophy.
Long-term Incentives	•	Our long-term equity incentive program is designed to retain key executives and business leaders and to align their interests with those of our stockholders.

As previously detailed (see page 17), the Company has adopted a series of policies, including bans on pledging and hedging, and a clawback policy, to further mitigate risk taking behaviors. Beyond our Company clawback policy, which applies to all President and Vice President- level executives, our Chief Executive Officer and Chief Financial Officer are subject to clawback provisions under the Sarbanes Oxley Act of 2002. For these reasons, we believe that our compensation policies and practices are not likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to certain executive officers, subject historically to an exception for qualifying “performance-based compensation.” The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) of the Code and, among other things, eliminated the performance-based exception to the $1,000,000 deduction limit effective as of January 1, 2018. As a result, as of 2018, compensation paid to certain executive officers in excess of $1,000,000 is nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) of the Code (the “Covered Employees”) will include any individual who served as the Chief Executive Officer and Chief Financial Officer at any time during the taxable year and the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) of the Code described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, we may avail ourselves of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, we do not limit our actions with respect to executive compensation to preserve deductibility under Section 162(m) of the Code if we determine that doing so is in the best interests of the Company and its stockholders.

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—	REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation and Stock Option Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gary S. Gladstein, Chairman
Scott J. Goldman
Charles P. Herzog, Jr.
—	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2019, Gennaro J. Fulvio, Scott J. Goldman and Charles P. Herzog, Jr. served on the Compensation and Stock Option Committee. No member of the Compensation and Stock Option Committee was, during fiscal year 2019, an officer or employee of the Company or was formerly an officer of the Company. In addition, no member of the Compensation and Stock Option Committee, during fiscal year 2019, had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2019.

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EXECUTIVE COMPENSATION TABLES

— SUMMARY COMPENSATION TABLE FOR 2019

The following table shows compensation of our principal executive officer, our principal financial officer, and other named executive officers for the 2019, 2018 and 2017 fiscal years, as applicable.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Gregory L. Christopher	2019	1,250,000	(2)	—		4,168,400	(3)	2,031,250	615,056	(4)	8,064,706
Chief Executive Officer	2018	1,117,308		—		3,873,600		1,815,625	543,480		7,350,013
& Chairman
	2017	1,100,000		—		2,105,280		962,500	445,812		4,613,592
Jeffrey A. Martin	2019	390,462	(2)	—		490,770		456,840	202,895	(5)	1,540,967
Chief Financial Officer	2018	359,873		—		581,040		421,052	68,553		1,430,518
& Treasurer
	2017	335,000		—		526,320		211,050	58,519		1,130,889
Nicholas W. Moss	2019	390,502	(2)	—		545,300		443,708	332,033	(7)	1,711,543
President – B&K LLC(6)	2018	387,205		26,136		710,160		313,637	173,294		1,610,432
	2017	378,967		—		774,000		185,031	154,518		1,492,516
Steffen Sigloch	2019	339,085	(2)	—		627,095		326,921	242,766	(8)	1,535,867
Chief Manufacturing Officer	2018	328,693		—		807,000		384,571	227,048		1,747,312

	2017	321,906		—		774,000		179,623	114,222		1,389,751
Gary Westermeyer
President – Refrigeration(9)	2019	263,558	(2)	60,000	(10)	272,650		195,197	17,015	(11)	808,420

(1)	This column represents the aggregate grant date fair value of awards granted to our NEOs and assuming, for purposes of any awards subject to performance-based vesting criteria, the probable outcome of the performance conditions. For information on the valuation assumptions with respect to these awards, refer to Note 17 - Stock-Based Compensation to the Company’s Consolidated Financial Statements filed with its Annual Report on Form 10-K for the fiscal year ended December 28, 2019. The amounts above reflect the Company’s aggregate expense for these awards and do not necessarily correspond to the actual value the named executive officers will recognize.
(2)	Effective May 13, 2019, Mr. Martin’s and Mr. Sigloch’s base salaries were increased by 6.7% and 4.0% respectively. Mr. Westemeyer’s base salary was increased by 10.4% effective January 14, 2019. Neither Mr. Christopher nor Mr. Moss received any base salary increases in 2019.
(3)	The reported amount includes the aggregate grant date fair value of a special award of 50,000 shares of performance-based restricted stock granted to Mr. Christopher in 2019 in recognition of outstanding service to the Company and leadership.
(4)	Mr. Christopher’s other compensation includes $503,823 in restricted stock dividends, including the Special Dividend in respect of shares of restricted stock that were unvested at the time the Special Dividend was declared and that vested in 2019. Other compensation includes $18,315 in premiums on a life insurance policy maintained on his behalf; a $20,902 reimbursement of the income tax liabilities associated with certain perquisites; $17,656 in club memberships; $5,245 in personal tax and estate planning; a $1,431 executive health physical; $15,143 in travel expenses for Company-sponsored events; and an $11,200 matching contribution to the Company’s 401(k) Plan. In addition, Mr. Christopher’s other compensation includes the incremental cost of $21,341 incurred by the Company in connection with Mr. Christopher’s personal use of the Company aircraft, calculated based on the cost of fuel, crew travel, trip-related maintenance and other similar variable costs. Fixed costs, which do not change based on usage, are excluded as the Company’s aircraft is used predominantly for business purposes.
(5)	Mr. Martin’s other compensation includes $166,382 in restricted stock dividends, including the Special Dividend in respect of shares of restricted stock that were unvested at the time of the Special Dividend was declared and that vested in 2019. Other compensation includes a $8,017 reimbursement of the income tax liabilities associated with certain perquisites; an $11,200 matching contribution to the Company’s 401(k) Plan; $12,356 in travel expenses for Company-sponsored events; and $4,940 in club memberships and personal tax and estate planning.
(6)	Effective January 1, 2020, Mr. Moss assumed the title of President – New Business Development.
(7)	Mr. Moss’s other compensation includes $309,183 in restricted stock dividends, including the Special Dividend in respect of shares of restricted stock that were unvested at the time the Special Dividend was declared and that vested in 2019. Other compensation includes a $2,400 executive health physical; an $11,200 matching contribution to the Company’s 401(k) Plan; and $9,250 in personal tax and estate planning.

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(8)	Mr. Sigloch’s other compensation includes $230,991 in restricted stock dividends, including the Special Dividend in respect of shares of restricted stock that were unvested at the time of the Special Dividend was declared and that vested in 2019. Other compensation includes an $11,200 matching contribution to the Company’s 401(k) Plan, and $575 in personal tax and estate planning.
(9)	Mr. Westermeyer was not a NEO in 2017 or 2018. Accordingly, only his compensation for 2019 is listed on this table.
(10)	Represents a discretionary cash bonus awarded to Mr. Westermeyer in recognition of his outstanding leadership and service.
(11)	Mr. Westermeyer’s other compensation includes $5,815 in restricted stock dividends, including the Special Dividend in respect of shares of restricted stock that were unvested at the time the Special Dividend was declared and that vested in 2019. Other compensation includes an $11,200 matching contribution to the Company’s 401(k) Plan.

Pay Ratio

In 2019, the total compensation of Mr. Christopher, our Chief Executive Officer, was $8,064,706, as reported in the “Summary Compensation Table for 2019.” Based on the methodology described below, we determined that the median employee in terms of total 2019 compensation of all of our employees (other than Mr. Christopher) received an estimated $36,709 in total compensation for 2019. Therefore, the estimated ratio of 2019 total compensation of Mr. Christopher to the median employee was 220:1.

In general, we offer employees base salary, company retirement plan contributions, the opportunity to receive incentive awards for performance, and other benefits. In accordance with SEC rules, the median employee compensation provided above reflects Company retirement plan contributions, incentive awards for 2019 performance and other benefits, but does not reflect benefits relating to group life or health plans generally available to all salaried employees.

To determine median employee compensation, we took the following steps:

•	We identified our employee population as of December 28, 2019, which consisted of approximately 4,964 employees.
•	For each employee (other than Mr. Christopher), we determined the sum of his or her base salary for 2019, and incentive awards for 2019. Comparing the sums, we identified an employee whose compensation best reflects the Company employees’ median 2019 compensation, taking into account whether their compensation likely would reflect median employee compensation in future years.
•	In accordance with SEC rules, we then determined that employee’s 2019 total compensation was $36,709 using the approach required by the SEC when calculating our named executive officers’ compensation, as reported in the Summary Compensation Table.

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— 2019 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended December 28, 2019.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)
Gregory L. Christopher	—	625,000	1,562,500	3,125,000	—	—	—	—	—
	7/25/2019	—	—	—	—	66,000	—	70,000	4,168,400
Jeffrey A. Martin	—	140,566	351,416	702,832	—	—	—	—	—
	8/8/2019	—	—	—	—	6,000	—	12,000	490,770
Nicholas W. Moss	—	140,581	351,452	702,904	—	—	—	—	—
	8/8/2019	—	—	—	—	10,000	—	10,000	545,300
Steffen Sigloch	—	122,071	305,177	610,353	—	—	—	—	—
	8/8/2019	—	—	—	—	10,000	—	13,000	627,095
Gary Westermeyer	—	79,067	197,668	296,503	—	—	—	—	—
	8/8/2019	—	—	—	—	5,000	—	5,000	272,650
(1)	Represents annual cash incentive awards that could have been earned based on performance in 2019. These columns show awards that were possible at the threshold, target and maximum levels of performance for each NEO in 2019, determined by multiplying each named executive officer’s actual base salary paid during 2019, by the named executive officer’s incentive grade level factor, and then by a performance factor of 40% for the threshold level (for 80% achievement of the applicable performance criteria), 100% for the target level (for 100% achievement of the applicable performance criteria), capped at 200% (or, in the case of Mr. Westermeyer, 150%) for the maximum level (for 120% achievement of the applicable performance criteria).
(2)	Shares of performance-based restricted stock will vest 100% on February 28, 2024, conditioned upon the Company’s achievement of a 3.5% compounded annual growth rate in total shareholder return or diluted earnings per share over the reference period (December 30, 2018 to the last day of the 2023 fiscal year) and are subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability or a qualifying retirement (subject, in the case of a qualifying retirement, to achievement of the performance criteria, measured through the last day of the fiscal year preceding the year in which such qualifying retirement occurs). Amounts reported represent the target (which also represents the threshold and maximum) number of performance-based shares of restricted stock that have the potential to vest pursuant to the foregoing vesting schedule.
(3)	Shares of time-based restricted stock will vest 30% on each of July 30, 2022 and July 30, 2023, and 40% on July 30, 2024 (or in the case of Mr. Westermeyer, 100% on July 30, 2024). They are subject to earlier vesting in connection with a change in control, or a termination of employment due to death or disability. Mr. Christopher’s grants also vest upon a termination of employment without cause or resignation for good reason.

Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table

Employment Agreement with Mr. Christopher

On March 15, 2018, we entered into an indefinite term employment agreement (the “Employment Agreement”) with Mr. Christopher, pursuant to which he will continue to serve as the Company’s Chief Executive Officer, reporting directly to the Board. The Employment Agreement replaced Mr. Christopher’s prior employment agreement and, in so doing, eliminated the “single-trigger” severance to which Mr. Christopher would have been entitled upon the occurrence of a change in control of the Company.

The Employment Agreement provides that Mr. Christopher will receive a base salary of not less than $1,100,000 per year and will be eligible to receive an annual bonus award. For each fiscal year,

Mr. Christopher’s target annual bonus will be 125% of his base salary upon achievement of target performance levels, and he will be eligible for a maximum annual bonus of 250% of base salary when performance equals or exceeds 125% of the applicable performance objectives. The actual annual bonus payable to Mr. Christopher will be based upon the actual level of achievement of annual Company and individual performance objectives for the applicable year, as determined by the Committee. In addition, during the term of Mr. Christopher’s employment, the Company will maintain a term life insurance policy for him with a face value of at least $5 million, and Mr. Christopher will have the right to name the beneficiary of such term life insurance policy.

In the event that Mr. Christopher’s employment is terminated for any reason (other than by the Company for “cause” (as defined in the Employment Agreement)), he will, subject to his execution of a general release in favor of the Company and his continued compliance with certain restrictive covenants (the “Conditions”), be entitled to receive the following: (i) any accrued but unpaid compensation and benefits; (ii) any unpaid annual bonus with

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respect to the previously completed fiscal year; (iii) subject to achievement of the applicable performance objectives for the fiscal year in which the termination occurs, payment of a prorated annual bonus for such fiscal year; and (iv) continued medical, dental and hospitalization coverage (or payment in lieu of coverage if coverage is not permitted by applicable law or the terms of the applicable plan) for Mr. Christopher, his spouse and covered dependents until the latest of Mr. Christopher’s 70th birthday, his spouse’s 70th birthday, and the 3rd anniversary of such termination.

Additionally, if Mr. Christopher’s employment is terminated by the Company without “cause” or by Mr. Christopher for “good reason” (as defined in the Employment Agreement), and there has not been a “change in control” (as defined in the Employment Agreement) in the past 24 months, Mr. Christopher will, subject to the Conditions, be entitled to (i) continued payment of his base salary for 36 months; and (ii) an amount equal to 3 times Mr. Christopher’s target annual bonus in respect of the fiscal year in which such termination occurs (or prior fiscal year, if greater), such amount to be paid in equal installments over the 3 -year period following such termination at the same time such amounts would otherwise have been paid had no termination occurred. If Mr. Christopher’s employment is terminated by the Company without “cause” or by Mr. Christopher for “good reason” within 24 months of a “change in control,” Mr. Christopher will, subject to the Conditions, be entitled to (i) payment of his base salary for 36 months in a lump sum on the first regularly-scheduled payroll date following the 60th day following such termination; and (ii) an amount equal to 3 times Mr. Christopher’s target annual bonus in respect of the fiscal year in which such termination occurs (or prior fiscal year, if greater), paid in a lump sum on the first regularly-scheduled payroll date following the 60th day following such termination. The Employment Agreement does not provide for any “single-trigger” severance payments or benefits.

The Employment Agreement does not provide any gross-up or tax assistance on the severance benefits. Instead, the Employment Agreement contains a “modified cutback” provision, which would act to reduce the benefits payable to Mr. Christopher to the extent necessary to avoid a “golden parachute excise tax,” but only if such reduction would result in Mr. Christopher retaining a larger after-tax amount.

Mr. Christopher is subject to certain restrictive covenants during the term of his employment and thereafter, including customary non-compete restrictions that apply for one year post-termination and customary non-solicitation restrictions with respect to current and prospective employees that apply for one year post-termination. In addition, during the term of his employment and for one year thereafter, Mr. Christopher is prohibited from contacting any customer or prospective customer of the Company, or any representative of the same, for the purpose of providing any service or product competitive with any service or product sold or provided by the Company.

Change in Control Agreements with Mssrs. Martin, Moss and Sigloch

On July 26, 2016, the Company entered into change in control agreements with certain key members of the management team, including Messrs. Martin, Moss and Sigloch. Pursuant to those agreements, if, upon or within two years following a “change in control”, the executive’s employment is terminated by the Company without “cause” (other than on account of death or Disability), or by the executive for “good reason”, subject to execution of a general release of claims, the executive will be entitled to: (i) an amount equal to two times the executive’s base salary (as in effect immediately prior to the change in control or, if greater, the date of such termination); and (ii) an amount equal to two times the average annual bonus paid to the executive (including, for this purpose only, any amounts deferred) in respect of the three calendar years immediately preceding the calendar year in which the change in control occurs (or the three calendar years immediately preceding the calendar year of such termination, if greater). The terms “change in control” and “cause” are defined in the 2014 Incentive Plan and the term “good reason” is defined in each executive’s change in control agreement. The agreements also provide that for two years following termination under the circumstances described above, each of Messrs. Martin, Moss and Sigloch will receive (subject to the executive’s election of COBRA continuation coverage under the Company’s group health plan) continued coverage under the Company’s group health plan at the Company’s cost (or at the direction of the Company, reimbursement for COBRA premiums) for two years following such termination. We are not party to an employment or change in control agreement with Mr. Westermeyer.

2019 and 2014 Incentive Plans

In 2019, we maintained the 2019 Incentive Plan and 2014 Incentive Plan (together, the “Plans”), which were approved by our stockholders at our Annual Meetings held in May 2019 and May 2014 respectively. The Committee administers the Plans and is authorized to, among other things, designate participants, grant awards, including cash-based awards that historically were intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, determine the number of shares of Common Stock to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the Plans and award agreements issued pursuant thereto. The 2014 Incentive Plan reserved 1,500,000 shares of our Common Stock for issuance, subject to adjustment in the event of any change in the outstanding Common Stock or the capital structure of the Company or any other similar corporate transaction or event. The 2019 Plan reserved 2,000,000 shares of our Common Stock for issuance, subject to adjustments under similar circumstances. A previously authorized 2009 Incentive Plan expired in February 2019. No remaining shares are authorized to be issued under that 2009 Incentive Plan.

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— OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers as of December 28, 2019.

			Option Awards(1)				Stock Awards
								Equity
								Incentive	Equity Incentive
								Plan Awards:	Plan Awards:
							Market	Number of	Market or
							Value of	Unearned	Payout Value
		Number of	Number of			Number of	Shares or	Shares, Units	of Unearned
		Securities	Securities			Shares or	Units of	or Other	Shares, Units,
		Underlying	Underlying	Option		Units of Stock	Stock That	Rights That	or Other Rights
		Unexercised	Unexercised	Exercise	Option	That Have	Have Not	Have Not	That Have Not
Name		Options (#)	Options (#)	Price	Expiration	Not Vested	Vested	Vested	Vested
	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)(2)	($)
Gregory L.	07/24/2015	—	—	—	—	25,600	812,800	—	—
Christopher(3)	07/28/2016	—	—	—	—	42,000	1,333,500	10,000	317,500
	07/27/2017	—	—	—	—	60,000	1,905,000	8,000	254,000
	07/26/2018	—	—	—	—	70,000	2,222,500	50,000	1,587,500
	07/25/2019	—	—	—	—	70,000	2,222,500	66,000	2,095,500
Jeffrey A.	07/23/2010	8,800	—	10.01	07/23/2020	—	—	—	—
Martin	07/25/2014(4)	—	—	—	—	7,000	222,250	—	—
	07/24/2015(6)	—	—	—	—	10,600	336,550	—	—
	07/28/2016(7)	—	—	—	—	7,000	222,250	8,000	254,000
	07/27/2017(8)	—	—	—	—	10,000	317,500	7,000	222,250
	07/26/2018(9)	—	—	—	—	12,000	381,000	6,000	190,500
	08/08/2019(10)	—	—	—	—	12,000	381,000	6,000	190,500
Nicholas W.	07/23/2010	24,445	—	10.01	07/23/2020	—	—	—	—
Moss	07/24/2015(6)	—	—	—	—	10,000	317,500	—	—
	07/28/2016(7)	—	—	—	—	16,100	511,175	4,000	127,000
	07/27/2017(8)	—	—	—	—	21,000	666,750	4,000	127,000
	07/26/2018(9)	—	—	—	—	18,000	571,500	4,000	127,000
	08/08/2019(10)	—	—	—	—	10,000	317,500	10,000	317,500
Steffen	07/25/2014(4)	—	—	—	—	9,000	285,750	—	—
Sigloch	07/24/2015(6)	—	—	—	—	15,400	488,950	—	—
	07/28/2016(7)	—	—	—	—	10,500	333,375	12,000	381,000
	07/27/2017(8)	—	—	—	—	15,000	476,250	10,000	317,500
	07/26/2018(9)	—	—	—	—	15,000	476,250	10,000	317,500
	08/08/2019(10)	—	—	—	—	13,000	412,750	10,000	317,500
Gary	07/25/2014	6,111	—	23.56	07/25/2014	—	—	—	—
Westermeyer	07/24/2015	3,667	2,444	26.52	07/24/2025	—	—	—	—
	11/22/2016(7)	—	—	—	—	3,400	107,950	—	—
	07/27/2017(8)	—	—	—	—	3,000	95,250	3,000	95,250
	07/26/2018(9)	—	—	—	—	4,000	127,000	3,000	95,250
	08/08/2019(10)	—	—	—	—	5,000	158,750	5,000	158,750
(1)	The options granted to Messrs. Martin and Moss in 2010 are fully vested. The options granted to Mr. Westermeyer in 2014 are fully vested, and of those granted to him in 2015, 2,444 are scheduled to vest on July 24, 2020. All outstanding vested options are exercisable until they expire on the tenth anniversary of the grant date, subject to earlier cancellation. All outstanding options were adjusted in March 2017 due to payment of the Special Dividend. The amount of outstanding options and the exercise prices shown in the above table are post-adjustment.

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(2)	Shares of performance-based restricted stock are conditioned upon the Company’s achievement of a 3.5% compounded annual growth rate in total stockholder return or diluted earnings per share over a defined reference period, and subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability or a qualifying retirement (subject, in the case of a qualifying retirement, to achievement of the performance criteria, measured through the last day of the fiscal year preceding the year in which such qualifying retirement occurs). For the performance-based restricted stock granted to these executives on July 28, 2016, the vesting date is February 28, 2022, and the reference period is December 26, 2015, to the last day of the 2021 fiscal year. For the performance-based restricted sock granted to these executives on July 27, 2017, the vesting date is February 28, 2023, and the reference period is December 31, 2016, to the last day of the 2022 fiscal year. For the performance-based restricted stock granted to these executives on July 26, 2018, the vesting date is February 28, 2023, and the reference period is December 30, 2017, to the last day of the 2022 fiscal year. For the performance-based restricted stock granted to these executives on August 8, 2019 (or in the case of Mr. Christopher, July 25, 2019), the vesting date is February 28, 2024, and the reference period is December 30, 2018, to the last day of the 2023 fiscal year.
(3)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant, or (ii) 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2015, July 30, 2016, July 30, 2017, July 30, 2018, or July 30, 2019, as the case may be), and 40% on the fifth anniversary of the vesting commencement date, in each case, subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability, by us without cause or by Mr. Christopher for good reason.
(4)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant, or (ii) 100% on December 31, 2020, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(5)	Shares of restricted stock will vest 20% per year on each of the first five anniversaries of the date of grant, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(6)	Shares of restricted stock will vest either (i) 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2015), and 40% on the fifth anniversary of the vesting commencement date, or (ii) 100% on December 31, 2021, subject to earlier vesting in connection with a change in control or a termination of employment due to death, or disability.
(7)	Shares of restricted stock will vest 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2016), and 40% on the fifth anniversary of the vesting commencement date, subject to earlier vesting in connection with a change in control or a termination of employment due to death, or disability.
(8)	Shares of restricted stock will vest 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2017), and 40% on the fifth anniversary of the vesting commencement date, subject to earlier vesting in connection with a change in control or a termination of employment due to death, or disability.
(9)	Shares of restricted stock will vest 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30, 2018), and 40% on the fifth anniversary of the vesting commence date, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(10)	Shares of restricted stock will vest 30% on each of July 30, 2022, and July 30, 2023, and 40% on July 30, 2024, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

— 2019 STOCK VESTED AND OPTIONS EXERCISED

The following table sets forth the value realized by each of our named executive officers as a result of the vesting of restricted stock and exercise of stock options during the fiscal year ended December 28, 2019.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
Name	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
	(#)	($)(1)	(#)	($)(2)
Gregory L. Christopher	—	—	50,000	1,518,500
Jeffrey A. Martin	5,899	164,593	16,320	429,251
Nicholas W. Moss	—	—	30,434	843,070
Steffen Sigloch	—	—	22,696	614,235
Gary Westermeyer	—	—	600	18,222
(1)	The amounts shown in the Value Realized on Exercise Column equals the number of options exercised multiplied by the market value of the Company’s stock on the exercise date less the option exercise price.
(2)	The amounts shown in the Value Realized on Vesting Column equal the number of shares vested multiplied by the market value of the Company’s stock on the vesting date.

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— POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL AS OF THE END OF 2019

Pursuant to the employment agreement with our Chief Executive Officer, and the equity award and change in control agreements with our other named executive officers, upon a change in control or certain terminations of employment, our named executive officers are entitled to payments of compensation and benefits and/or accelerated vesting of equity awards, in each case as described below. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) a change in control, (ii) an involuntary termination without cause or a resignation for good reason (specifically, for Messrs. Martin, Moss, and Sigloch, the occurrence of such a termination upon or within two years following a change in control), and (iii) a termination by reason of death or disability. The named executive officers are not entitled to any payments in connection with a termination for cause.

The amounts shown assume the applicable triggering event occurred on December 28, 2019, and are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Triggering Event	Salary & Bonus ($)	Benefits ($)	Accelerated Vesting of Equity Awards ($)	Total ($)
Gregory L.	Termination Without Cause or for Good Reason	10,468,750(1)	317,424(3)	9,419,293(4)	20,205,467
Christopher	Termination Due to Death or Disability	2,031,250(2)	317,424(3)	13,673,793(4)	16,022,467
	Change in Control	—	—	13,673,793(4)	13,673,793
	Termination Without Good Reason	—	317,424(3)	—	317,424
Jeffrey A. Martin	Termination Without Cause or for Good Reason following a Change in Control	1,526,211(5)	36,886(5)	3,079,518(4)	4,642,616
	Termination Due to Death or Disability	—	—	3,079,518(4)	3,079,518
	Change in Control	—	—	3,079,518(4)	3,079,518
Nicholas W. Moss	Termination Without Cause or for Good Reason following a Change in Control	1,426,679(5)	50,313(5)	3,424,179(4)	4,901,171
	Termination Due to Death or Disability	—	—	3,424,179(4)	3,424,179
	Change in Control	—	—	3,424,179(4)	3,424,179
Steffen Sigloch	Termination Without Cause or for Good Reason following a Change in Control	1,282,431(5)	36,886(5)	4,326,319(4)	5,645,636
	Termination Due to Death or Disability	—	—	4,326,319(4)	4,326,319
	Change in Control	—	—	4,326,319(4)	4,326,319
Gary Westermeyer	Termination Without Cause or for Good Reason following a Change in Control	—	—	965,285(4)	965,285
	Termination Due to Death or Disability	—	—	965,285(4)	965,285
	Change in Control	—	—	965,285(4)	965,285
(1)	Includes the value of continuation of base salary and annual incentive compensation (determined based upon Mr. Christopher’s 2019 target bonus) for three years post-termination. Also includes the value of a pro-rata bonus for the year of termination, determined based on actual performance, which is payable upon a termination for any reason (other than by the Company for cause). The pro-rata bonus amount listed represents Mr. Christopher’s 2019 bonus paid pursuant to our 2019 annual incentive program. If Mr. Christopher is terminated without cause or resigns for good reason during the 24 month period following a change in control, the amounts will be paid in a lump sum within 60 days following termination.
(2)	Includes the value of a pro-rata bonus for the year of termination. The pro-rata bonus amount listed represents Mr. Christopher’s 2019 bonus paid pursuant to our 2019 annual incentive program.
(3)	Includes the value of continued participation in the Company’s benefit plans following termination of employment until Mr. Christopher’s spouse’s 70th birthday, which Mr. Christopher is entitled to following a termination for any reason (other than by the Company for cause).
(4)	Includes the value of accelerated vesting of unvested shares of restricted stock as of December 28, 2019, based on a per share value of $31.75. Unvested shares of restricted stock granted to NEOs will vest automatically in connection with a termination due to death or disability or a change in control. Mr. Christopher is also entitled to accelerated vesting of certain of his awards upon an involuntary termination without cause or a resignation for good reason. Payments to which named executive officers are entitled upon the accelerated vesting of restricted stock included payments associated with declared dividends and interest.
(5)	Includes the value of: (i) two times the executive’s base salary as in effect on December 28, 2019; (ii) two times the average annual bonus actually paid to the executive for the three calendar years preceding December 28, 2019; and (iii) the value of continued participation in Company’s group health plan for a period of two years. All amounts are payable on an involuntary termination without cause or upon a resignation by the executive for good reason that occurs upon or within two years following a change in control. Messrs. Martin, Moss, and Sigloch are not entitled to any amounts in connection with such an involuntary termination that occurs outside of this two-year, post-change in control window.

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PRINCIPAL STOCKHOLDERS

As of March 20, 2020, the following parties were known by the Company to be the “beneficial owner” of more than five percent of the Common Stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Blackrock, Inc.
55 East 52nd Street
New York, NY 10055	8,493,358(1)	14.9%(2)
GAMCO Investors, Inc.
One Corporate Center
Rye, NY 10580	6,388,750(3)	11.2%(2)
The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355	5,799,081(4)	10.2%(2)
Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94163	3,240,066(5)	5.7%(2)
Wellington Management Group LLP
280 Congress Street
Boston, MA 02210	3,121,354(6)	5.5%(2)
(1)	This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission (“SEC”) on February 4, 2020. BlackRock filed this Schedule 13G/A on its own behalf and on behalf of certain of its subsidiaries. The Schedule 13G/A reported that BlackRock has sole voting and dispositive power with respect to 8,366,446 and 8,493,358, respectively, of the shares shown. The Schedule 13G/A also reported that BlackRock Fund Advisors owned 5% or greater of the security class being reported on the Schedule 13G/A.
(2)	The percent of class shown was based on the shares of Common Stock reported on the Schedule 13G/A and the total number of shares outstanding as of December 28, 2019. The difference in the total number of shares outstanding on December 28, 2019 and March 20, 2020 does not materially affect the percentage of ownership of the class.
(3)	This information is based on a Schedule 13D/A filed by GAMCO Investors Inc. (“GBL”) and certain of its affiliates (collectively, the “Gabelli Reporters”) on October 27, 2016. The Schedule 13D/A reported that GAMCO Asset Management, Inc. (“GAMCO”) beneficially owns 4,144,650 of the shares reported; Gabelli Funds, LLC (“Gabelli Funds”) beneficially owns 2,142,100 of the shares reported; GGCP, Inc. beneficially owns 15,000 of shares reported; Mario J. Gabelli (“Gabelli”) beneficially owns 73,500 of the shares reported; Gabelli Foundation, Inc. beneficially owns 8,000 of the shares reported; MJG Associates, Inc. beneficially owns 1,000 of the shares reported; Associated Capital Group, Inc. beneficially owns 4,000 of the shares reported; and Gabelli Securities, Inc. beneficially owns 500 of the shares reported. In addition, the Schedule 13D/A reported that each Gabelli Reporter (and certain executives, directors and other related persons as disclosed on the Schedule 13D/A) has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Common Stock reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 246,176 of the reported shares, (ii) Gabelli Funds, a wholly-owned subsidiary of GBL, has sole dispositive and voting power with respect to the shares of the Company held by certain funds (the “Funds”) for which it provides advisory services, so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Gabelli, Associated, GBL, and GGCP is indirect with respect to Common Stock beneficially owned directly by other Gabelli Reporters.
(4)	This information is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“VGI”) with the SEC on February 12, 2020. According to the Schedule 13G/A, VGI has sole voting and dispositive power with respect to 87,365 and 5,704,741, respectively, of the shares shown. VGI also has shared voting power with respect to 13,213 of the shares shown, and shared dispositive power with respect to 94,340 of the shares shown. In addition, the Schedule 13G/A reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of VGI, is the beneficial owner of 81,127 of the shares shown as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reported that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of VGI, is the beneficial owner of 19,451 of the shares shown as a result of its serving as investment manager of Australian investment offerings.
(5)	This information is based on a Schedule 13G filing by Wells Fargo & Company on February 4, 2020. Wells Fargo filed this Schedule 13G on its own behalf and on behalf of certain of its subsidiaries. The Schedule 13G reported that Wells Fargo has sole voting and dispositive power with respect to 73,653 of the shares shown. The Schedule 13G also reported that Wells Fargo has shared voting and shared dispositive power with respect to 440,167 and 3,166,413, respectively, of the shares shown. Further, the Schedule 13G reported that Wells Capital Management Incorporated owned 5% or greater of the security class being reported on the Schedule 13G.
(6)	This information is based on a Schedule 13G/A filing by Wellington Management Group, LLP, in its capacity as an investment advisor on January 28, 2020. According to the Schedule 13G/A, Wellington has shared voting and dispositive power with respect to 2,799,996 and 3,121,354, respectively, of the shares shown. In addition, the Schedule 13G/A reported that the securities as to which the Schedule 13G/A relates are owned of record by clients of one or more Wellington-affiliated investment advisers directly, or indirectly owned by Wellington. The Schedule 13G/A discloses that (i) those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities and (ii) no client is known to have such right or power with respect to more than five percent of this class of securities.

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BENEFICIAL OWNERSHIP OF COMMON STOCK BY INSIDERS

The following table sets forth, as of the close of business on March 20, 2020, information about the 1,634,107 shares of Common Stock (calculated based on 56,754,990 shares outstanding) beneficially owned by each of the Company’s current directors, nominees for director, executive officers and named executive officers. The “named executive officers” are those individuals set forth in the “Summary Compensation Table for 2019” included herein. Unless otherwise indicated, all directors, nominees for director, executive officers and named executive officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth the foregoing persons’ current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies.

	Common Stock
	Beneficially Owned
Principal Occupation, Employment, etc.	as of March 20, 2020	Percent of Class
Chairman and Chief Executive Officer
Gregory L. Christopher(1)	686,458	1.2%
Independent Directors
Elizabeth Donovan(2)	9,000	*
Paul J. Flaherty(3)	56,406	*
Gennaro J. Fulvio(4)	58,754	*
Gary S. Gladstein(5)	154,296	*
Scott J. Goldman(6)	49,744	*
John B. Hansen(7)	80,885	*
Terry Hermanson(8)	43,126	*
Charles P. Herzog, Jr.(9)	23,024	*
Section 16 Officers
Devin Malone	25,617	*
President - Streamline since January 1, 2019; age 38(10)
Jeffrey A. Martin	154,956	*
Chief Financial Officer and Treasurer since February 14, 2013; age 53(11)
Mark Millerchip	—	—
Executive Director – European Operations since May 28, 2010; age 53(12)
Christopher J. Miritello	30,201	*
Vice President, General Counsel and Secretary since January 1, 2017; age 37(13)
Christopher A. Mitchell	18,000	*
President – Brass & Aluminum since January 1, 2020; age 46(14)
Steffen Sigloch	170,470	*
Chief Manufacturing Officer since May 4, 2017; age 51(15)
Anthony J. Steinriede	24,781	*
Vice President – Corporate Controller since April 23, 2015; age 43(16)
Gary Westermeyer	48,389	*
President – Refrigeration of the Company since May 4, 2017; age 55(17)
SECTION 16 OFFICERS AND DIRECTORS AS A GROUP	1,634,107	2.9%**
*	Less than 1%
**	Includes 244,686 shares of Common Stock which are subject to currently exercisable stock options and 715,700 shares of non-vested restricted stock held by executive officers and directors of the Company.

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(1)	The number of shares of Common Stock beneficially owned by Mr. Christopher includes (i) 401,600 shares of non-vested restricted stock, (ii) 123,500 shares owned by a trust in which his wife is beneficiary, (iii) 83,500 shares owned by a trust in which he is beneficiary and (iv) 6,800 shares of Common Stock which are owned by Mr. Christopher’s children.
(2)	The number of shares of Common Stock beneficially owned by Ms. Donovan includes (i) 6,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 1,000 shares of Common stock which are owned by Ms. Donovan’s spouse and (iii) 2,000 shares of non-vested restricted stock.
(3)	The number of shares of Common Stock beneficially owned by Mr. Flaherty includes (i) 41,333 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.
(4)	The number of shares of Common Stock beneficially owned by Mr. Fulvio includes (i) 31,555 shares of Common Stock which are subject to currently exercisable stock options, (ii) 25,199 shares of Common Stock which are owned by Mr. Fulvio’s spouse and (iii) 2,000 shares of non-vested restricted stock.

On June 27, 2017, pursuant to an Offer of Settlement, and without admitting or denying the findings contained therein, the PCAOB issued an Order Instituting Disciplinary Proceedings, Making Findings and Imposing Sanctions against Fulvio & Associates LLP (the “Firm”), Mr. Fulvio and certain other named affiliates of the Firm (collectively, “Respondents”) for Respondents’ having allegedly “violated PCAOB rules and standards in connection with their audit and examination engagement for a broker-dealer client, for the fiscal year ending June 30, 2014.” See PCAOB Release No. 105-2017-029 dated June 27, 2017. The Firm is currently registered with the PCAOB, and Mr. Fulvio may participate in audits pursuant to PCAOB standards.

(5)	The number of shares of Common Stock beneficially owned by Mr. Gladstein includes (i) 41,333 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.
(6)	The number of shares of Common Stock beneficially owned by Mr. Goldman includes (i) 36,444 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.
(7)	The number of shares of Common Stock beneficially owned by Mr. Hansen includes (i) 21,778 shares of Common Stock which are subject to currently exercisable stock options, (ii) 15,000 shares of Common Stock owned by a trust where his wife and children serve as beneficiaries and (iii) 2,000 shares of non-vested restricted stock.
(8)	The number of shares of Common Stock beneficially owned by Mr. Hermanson includes (i) 12,000 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.
(9)	The number of shares of Common Stock beneficially owned by Mr. Herzog includes (i) 10,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 5,000 shares of Common Stock owned by a trust of which Mr. Herzog’s children are beneficiaries; (iii) 2,000 shares of Common Stock owned by a trust of which Mr. Herzog’s spouse is the beneficiary, and (iv) 2,000 shares of non-vested restricted stock.
(10)	Mr. Malone served (i) as Director of Marketing – Copper Tube and Line Sets from January 1, 2013 until February 3, 2015, (ii) as General Manager of Howell Metal Company from February 3, 2015 until July 4, 2017, and (iii) as Vice President-General Manager of Streamline from July 4, 2017 until January 1, 2019. The number of shares of Common Stock beneficially owned by Mr. Malone includes (i) 5,866 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 19,300 shares of non-vested restricted stock.
(11)	Mr. Martin served (i) as Interim Chief Financial Officer of the Company from October 26, 2012 until February 14, 2013, (ii) as Vice President - Corporate Development of the Company from January 11, 2011 until October 26, 2012, (iii) as Vice President-Finance & Corporate Development from August 1, 2008 until January 11, 2011, and (iv) as Vice President-Operations, Standard Products Division prior to August 1, 2008. The number of shares of Common Stock beneficially owned by Mr. Martin includes (i) 8,800 shares which are subject to currently exercisable stock options, (ii) 60,556 shares of Common Stock owned jointly between Mr. Martin and his wife and (iii) 85,600 shares of non-vested restricted stock.
(12)	Mr. Millerchip served as Managing Director – Mueller Primaflow Limited prior to May 28, 2010.
(13)	Mr. Miritello served as Deputy General Counsel of the Company from September 15, 2015 to December 31, 2016. Prior to joining the Company, he was associated with the New York office of Willkie Farr & Gallagher LLP. The number of shares of Common Stock owned by Mr. Miritello includes (i) 8,800 shares of Common Stock which are subject to currently exercisable stock options and (ii) 20,900 shares of non-vested restricted stock.
(14)	Mr. Mitchell served (i) as Vice President-General Manager of Great Lakes Copper, Inc. (n/k/a Great Lakes Copper Ltd.) from July 1, 2013 until January 1, 2019 and (ii) as President – Canadian Operations from January 1, 2019 until October 22, 2019. The number of shares of Common Stock beneficially owned by Mr. Mitchell includes 18,000 shares of non-vested restricted stock.
(15)	Mr. Sigloch served as (i) President – Piping Systems North America of the Company from May 5, 2016 until May 4, 2017; (ii) President – Extruded Products of the Company from January 1, 2013 until May 5, 2016, (iii) Corporate Vice President – Engineering and Manufacturing of the Company from January 1, 2012 until January 1, 2013, and (iv) Vice President – Engineering and Manufacturing of Mueller Europe, Ltd, from July 1, 2011 until January 1, 2012. Prior to joining the Company on July 1, 2011, Mr. Sigloch served as Chief Executive Officer of Wieland Copper Products, LLC. The number of shares of Common Stock beneficially owned by Mr. Sigloch includes 119,900 shares of non-vested restricted stock.
(16)	Mr. Steinriede served as (i) Director of Finance at the Company from April 1, 2014 until April 23, 2015, (ii) Assistant Corporate Controller from September 1, 2010 until April 1, 2014, and (iii) Corporate Accounting Manager prior to September 1, 2010. The number of shares of Common Stock beneficially owned by Mr. Steinriede includes (i) 7,333 shares of Common Stock which are subject to currently exercisable stock options and (ii) 8,000 shares of non-vested restricted stock.
(17)	Mr. Westermeyer previously served as General Manager of Westermeyer Industries, Inc. (WII), a company he established in 2001, and which was acquired by the Company on August 16, 2012. In 2017, he also assumed duties as General Manager of Turbotec Products, Inc., another wholly-owned subsidiary acquired by the Company in 2015. The number of shares of Common Stock beneficially owned by Mr. Westermeyer includes (i) 9,778 shares of Common Stock which are subject to currently exercisable stock options, (ii) 4,319 shares of Common Stock which are beneficially owned by Mr. Westermeyer’s spouse (800 of which are non-vested restricted stock), and (iii) 26,400 shares of non-vested restricted stock.

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— DELINQUENT SECTION 16(a) REPORTS

Based solely upon its review of Forms 3 and 4 received by it, and written representations from certain reporting persons about whether any Form 5 filings were required, the Company believes that during 2019, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with, except as follows:

●	On July 25, 2019, Mr. Hansen completed a transaction in Common Stock requiring a Form 4 report, but a Form 4 report was not timely filed (a Form 4 reporting the transaction was filed on July 30, 2019).
●	On March 17, 2020, Mr. Westermeyer filed a late Form 4 to report nine quarterly dividend reinvestment transactions that occurred between December 2017 and December 2019, which he discovered had occurred without his knowledge.

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors of Mueller Industries, Inc. (the “Company”) of proxies for our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 10:00 A.M., Central time on Thursday, May 7, 2020, at our corporate headquarters located at 150 Schilling Boulevard, Collierville, Tennessee 38017, in the second floor conference room.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at www.muellerindustries.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

This Proxy Statement, together with the Company’s Annual Report for the fiscal year ended December 28, 2019, is first being mailed to stockholders on or about April 2, 2020. Pursuant to rules adopted by the Securities and Exchange Commission, the Company is providing access to its proxy materials over the Internet at http://www.proxyvote.com.

Record Date: March 20, 2020

When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder’s directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted for the nominees named herein and in accordance with the recommendations of the Company’s Board of Directors as set forth herein. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Annual Meeting or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the shares of common stock, $.01 par value per share (“Common Stock”), outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

—	VOTING SECURITIES

At the close of business on the Record Date, there were 56,754,990 shares of Common Stock outstanding, which are the only shares entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. The Company’s Restated Certificate of Incorporation and Amended and Restated By-laws (“Bylaws”) do not provide for cumulative voting for the election of directors.

On March 9, 2017, the Company paid a special dividend (the “Special Dividend”) consisting of $3.00 in cash and $5.00 in principal amount of the Company’s 6% Subordinated Debentures due 2027 (the “Debentures”) for each share of Common Stock outstanding as of the close of business on February 28, 2017. In connection with the Special Dividend, in accordance with the Company’s outstanding stock option plans and agreements, the Company adjusted the shares subject to and the per share exercise price with respect to outstanding options. This adjustment resulted in an increase in the number of shares subject to each outstanding option and an adjustment to the option purchase price designed to maintain the option holders’ intrinsic value following issuance of the Special Dividend. References in this Proxy Statement to beneficial stock ownership or outstanding options for periods following March 9, 2017 reflect the equitable adjustment made to options outstanding on February 28, 2017.

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—	STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS FOR THE 2021 ANNUAL MEETING

It is anticipated that the next Annual Meeting after the one scheduled for May 7, 2020 will be held on or about May 6, 2021. The Company’s Bylaws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting to be held in 2021, no earlier than December 8, 2020 and no later than January 7, 2021. A copy of the applicable provisions of the Bylaws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2021, such proposal must be received by the Secretary of the Company by December 3, 2020 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the Annual Meeting to be held in 2021 is changed to a date more than 30 days earlier or later than May 6, 2021, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

MUELLER INDUSTRIES ● 2020 PROXY STATEMENT    46

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ADDITIONAL INFORMATION

If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

Consolidated financial statements for the Company are included in the Annual Report to Stockholders for the year ended December 28, 2019 that accompanies this Proxy Statement. These financial statements are also on file with the SEC, 100 F Street, N.E., Washington, D.C. 20549 and with the NYSE. The Company’s SEC filings are also available at the Company’s website at www.muellerindustries.com or the SEC’s website at www.sec.gov.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE YEAR ENDED DECEMBER 28, 2019 (EXCLUDING EXHIBITS) OR, AS NOTED HEREIN, ANY OF THE COMPANY’S BOARD COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, OR CODE OF ETHICS WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO CHRISTOPHER J. MIRITELLO, CORPORATE SECRETARY, MUELLER INDUSTRIES, INC., AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS (150 SCHILLING BOULEVARD, SUITE 100, COLLIERVILLE, TENNESSEE 38017). UPON RECEIPT BY WRITING TO THE FOREGOING ADDRESS, THE COMPANY WILL ALSO FURNISH ANY OTHER EXHIBIT OF THE ANNUAL REPORT ON FORM 10-K UPON ADVANCE PAYMENT OF THE REASONABLE OUT-OF-POCKET EXPENSES OF THE COMPANY RELATED TO THE COMPANY’S FURNISHING OF SUCH EXHIBIT.

—	NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING TO BE HELD ON MAY 7, 2020

The Proxy Statement and Annual Report are available at: http://www.proxyvote.com

You will need the Control Number included on your proxy card. For the date, time, and location of the Annual General Meeting, please refer to “Solicitation of Proxies.” For information on how to attend and vote in person at the Annual General Meeting, an identification of the matters to be voted upon at the Annual General Meeting and the Board’s recommendations regarding those matters, please refer to “Solicitation of Proxies,” “Election of Directors,” “Appointment of Independent Registered Accounting Firm”, and “Approval of the Compensation of the Company’s Named Executive Officers.”

—	HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” Please note, if you do not respond, Householding will start 60 days after the mailing of this notice. We will allow Householding only upon certain conditions. Some of those conditions are:

●	You agree to or do not object to the Householding of your materials,
●	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior Householding consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

By order of the Board of Directors

Christopher J. Miritello

Corporate Secretary

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150 Schilling Blvd., Suite 100

Collierville, TN 38017

(901) 753-3200

www.muellerindustries.com

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MUELLER INDUSTRIES, INC.
ATTN: CHRIS J. MIRITELLO
150 SCHILLING BLVD., SUITE 100
COLLIERVILLE, TN 38017

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E97474-P32432 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MUELLER INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gregory L. Christopher
02) Elizabeth Donovan
03) Gennaro J. Fulvio
04) Gary S. Gladstein
05) Scott J. Goldman
06) John B. Hansen
07) Terry Hermanson
08) Charles P. Herzog, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Approve the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3. To approve, on an advisory basis by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E97475-P32432

MUELLER INDUSTRIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 7, 2020
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Christopher J. Miritello and Jeffrey A. Martin, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 7, 2020, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion, upon any other matter that may properly come before said meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side